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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-71791 of EMCORE Corporation on Form S-3 of our report dated May 14, 1999 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement described in Note 20), included in the Annual Report on Form 10-K/A of EMCORE Corporation for the year ended September 30, 1998, and to the use of our report dated May 14, 1999, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
Parsippany, New Jersey
June 8, 1999